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Exhibit 10.39

FIRST MODIFICATION TO CREDIT AGREEMENT

    This First Modification to Credit Loan Agreement (this "Modification") is entered into by and between TIER TECHNOLOGIES, INC. ("Borrower") and IMPERIAL BANK ("Bank") as of this June 18, 2001, at Inglewood, California.

RECITALS

    This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

    Bank and Borrower previously entered into a Credit Agreement dated August 25, 2000. The Credit Agreement shall be referred to herein as the "Agreement."

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

    1.  Incorporation by Reference.  The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

    2.  Modification to the Agreement.  Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

    A.  Section 1.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

    "1.01A. Revolving Credit Commitment.

    (a) Revolving Line of Credit. Subject to the terms and conditions of this Agreement, provided that no event of default then has occurred and is continuing, Bank shall, upon Borrower's request make advances ("Revolving Loans") to Borrower, for general corporate funding requirements, including, without limitation, financing capital expenditures, repaying existing debt and financing acquisitions and the issuance of letters of credit, in an amount not to exceed Fifteen Million Dollars ($15,000,000) (the "Revolving Line of Credit") until February 28, 2004 (the "Revolving Line of Credit Maturity Date"). Revolving Loans may be repaid and reborrowed, subject to the provisions of the LIBOR Addendum attached to this Agreement, provided that all outstanding principal and accrued interest on the Revolving Loans shall be payable in full on the Revolving Line of Credit Maturity Date.

    (b) Letter of Credit Usage and Sublimit. Subject to availability under the Revolving Line of Credit, at any time and from time to time from the date hereof through the banking day immediately prior to the Revolving Line of Credit Maturity Date, Bank shall issue for the account of Borrower such standby and commercial letters of credit ("Letters of Credit") as Borrower may request, which requests shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000) ("Letter of Credit Sublimit") and (ii) shall be deemed to constitute Revolving Loans for the purpose of calculating availability under the Revolving Line of Credit. Unless agreed to in writing by Bank, no Letter of Credit shall have an expiration date that is later than the Revolving Line of Credit Maturity Date. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion

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    and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement and other agreements required by Bank. Borrower will pay all usual issuance and other fees that Bank notifies Borrower it will be charged for issuing and processing Letters of Credit for Borrower.

    (c) Revolving Loans Interest. Borrower further promises to pay to Bank from the date of the advance of the initial Revolving Loan through the Revolving Line of Credit Maturity Date, on or before the last day of each month, interest on the unpaid balance of the Revolving Loans at a rate of interest equal to one-quarter percent (0.25%) per annum in excess of the rate of interest which Bank has announced as its prime lending rate (the "Prime Rate"), which shall vary concurrently with any change in the Prime Rate; or at the LIBOR Rate plus two and one-half percent (2.50%) as determined in accordance with the LIBOR Addendum attached hereto. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the Revolving Loans are outstanding divided by 360, which shall for interest computation purposes be considered one (1) year or as otherwise applicable under the LIBOR Addendum.

    (d) Late Charge. If any installment payment, interest payment, principal payment or principal balance due under the Revolving Line of Credit is delinquent twenty (20) or more days, Borrower agrees to pay Bank a late charge in the amount of two and one-half percent (2.50%) of the payment so due and unpaid, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the Bank to accept any past due payment or less than the total unpaid principal balance after maturity. All payments, at Bank's sole discretion, shall be applied first to any late charges owing, then to interest and the remainder, if any, to principal.

    (e) Default Rate. If an Event of Default occurs hereunder, then during the continuance thereof at the Bank's option, the interest rate shall be two and one-half percent (2.50%) per year in excess of the rate otherwise applicable.

    (f) Interest Calculations. The term "Prime Rate" shall mean the rate that the Bank has announced as its prime lending rate, which shall vary concurrently with any change in the Prime Rate. The term "LIBOR Rate" shall mean the LIBOR rate as specified in the addendum annexed hereto. Interest based on the Prime Rate shall vary concurrently with any change in the Prime Rate. All interest shall be computed at the rate specified in any note on the basis of the actual number of days during which the principal balance of the corresponding Loans are outstanding divided by 360, which shall for interest computation purposes be considered one (1) year or as otherwise applicable under the LIBOR Addendum.

    1.01B. Converting Non-Revolving Credit.

    (a) Converting Non-Revolving Line of Credit Commitment. Subject to the terms and conditions of this Agreement, between the date of this Agreement and February 28, 2002, (the "Converting "Non-Revolving Line Termination Date"), provided that no event of default has occurred and is continuing, Bank hereby agrees to make advances ("Converting Non-Revolving Loans") to Borrower from time to time not to exceed at any one time the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Converting Non-Revolving Line of Credit"), the proceeds of which shall only be used by Borrower for financing equipment acquisitions, however, the Borrower may use up to Two Hundred Fifty Thousand Dollars ($250,000) for financing capital expenditures in foreign countries. Borrower may from time to time through the Converting Non-Revolving Termination Date borrow, partially or wholly repay its outstanding borrowings, but may not reborrow any amount of the Converting Non Revolving Loans repaid, subject to all of the limitations, terms and conditions contained herein or in the promissory note representing the

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    Converting Non-Revolving Line of Credit; provided however, that the total outstanding borrowings under the Converting Non-Revolving Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. After the Converting Non-Revolving Line Termination Date any amounts repaid may not be reborrowed. All outstanding principal and accrued interest on the Converting Non-Revolving Loans not converted into a term loan on or before the Non-Revolving Line Termination Date shall be due and payable in full on that date.

    (b) Converting Non-Revolving Note. The interest rate, payment terms, maturity date, term conversion provisions and certain other terms of the Converting Non-Revolving Loans will be contained in a promissory note dated the date of this Agreement, as such may be amended or replaced from time to time."

    B.  In Subsection 4.05(e) of the Agreement: (i) the term "within 15 days from each month-end" is hereby deleted and replaced with the term "within 46 days from each quarter-end;" and (ii) the sentence "In addition, Borrower will supply a listing of total Unbilled Accounts by customer that reconciles to Borrower's general ledger." is hereby deleted in its entirety.

    C.  Subsections 4.05(f) and (g) of the Agreement are hereby deleted in their entirety and replaced with the following:

    "(f) Intentionally left blank.

    (g) Intentionally left blank."

    D.  Section 4.06 of the Agreement is hereby deleted in its entirety and replaced with the following:

    "4.06 Quick Ratio. Maintain on a quarterly basis a quick ratio (defined as the sum of unencumbered cash, marketable securities, customer receivables (billed and unbilled) net of any allowance for doubtful accounts divided by total current liabilities plus the aggregate outstanding principal balance on the Revolving Line of Credit of at least 1.15 to 1.00."

    E.  Section 4.07 of the Agreement is hereby deleted in its entirety and replaced with the following:

    "4.07 Tangible Net Worth. Maintain on a quarterly basis a Tangible Net Worth (defined as the net book value of assets excluding goodwill and other acquisition related intangible assets less total liabilities) of not less than Twenty Million Dollars ($20,000,000). Such requirement shall increase semi-annually by 75% of net income (without decreasing for net losses) beginning on September 30, 2001."

    F.  Sections 4.15 and 4.16 of the Agreement are hereby deleted in their entirety and replaced with the following:

    "4.15 Intentionally left blank.

    4.16 Intentionally left blank."

    G.  Article 4 of the Agreement is hereby amended by adding the following at the end thereof:

    "4.17 Fixed Charge Coverage Ratio. Maintain on a quarterly basis, a ratio of (a) net profit after tax plus depreciation and amortization, to (b) current portion of long term debt (exclusive of any indebtedness to Bank under the Revolving Line of Credit) plus current portion capital leases, of not less than 1.35 to 1.00. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

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    4.18 Domestic Accounts. Maintain at least 80% of its cash and short term investments in domestic accounts. Promptly upon Bank's request, Borrower shall deliver to Bank, copies of statements from depository institutions or brokerage firms, or other evidence acceptable to the Bank of the Borrower's cash and short term investments."

    H.  Article 5 of the Agreement is hereby amended by adding the following at the end thereof:

    "5.06 Dividends, Repurchase of Borrower's Stock. Declare or pay any dividend or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock other than in dividends or distributions payable in Borrower's capital stock, except for the repurchase of Borrower's capital stock from officers, directors, employees or consultants of Borrower upon termination of their employment with or rendering of service to Borrower; provided, however, that anything contained in the forgoing to the contrary notwithstanding, from time to time Borrower may exchange any issued and outstanding shares of Borrower's Series A common stock for shares of Borrower's publicly traded common stock, so long as in connection with any such exchange all such shares of Borrower's Series A common stock so exchanged shall be permanently retired."

    3.  Legal Effect.  Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect. The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof, including but not limited to the following:

    A.  this Modification, duly executed by Borrower;

    B.  a fully earned, non-refundable loan fee of Twelve Thousand Five Hundred Dollars ($12,500);

    C.  a non-refundable documentation fee of One Hundred Fifty Dollars ($150), plus any Bank Expenses incurred through the date of this Amendment;

    D.  Corporate Resolutions to Borrow; and

    E.  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

    4.  Integration.  This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

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    IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

Tier Technologies, Inc.		Imperial Bank
X	/s/ Laura B. DePole	X	/s/ Mike Hazlewood
By:	Laura B. DePole	By:	Michael Hazlewood
Title:	CFO/Secretary	Title:	Senior Vice President

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LIBOR ADDENDUM TO CREDIT AGREEMENT

    This Addendum to Credit Agreement (this "Addendum") is entered into as of this 18th day of June, 2001, by and between Imperial Bank ("Bank") and Tier Technologies, Inc. ("Borrower"). This Addendum supersedes the LIBOR Addendum to Credit Agreement entered into as of August 25, 2000, between the Bank and the Borrower, and any credit outstanding accruing at the LIBOR Rate thereunder shall be deemed to be outstanding under this Addendum.

1. Definitions.

    a.  Advance.  As used herein, "Advance" means a borrowing requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Prime Rate Option Advance.

    b.  Business Day.  As used herein, "Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

    c.  LIBOR.  As used herein, "LIBOR" means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR	=	Base LIBOR 100% - LIBOR Reserve Percentage
  (1)
  "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

  (2)
  "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

    d.  LIBOR Business Day.  As used herein, "LIBOR Business Day" means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

    e.  LIBOR Period.  As used herein, "LIBOR Period" means, with respect to a LIBOR Option Advance:

      (1) initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a term of up to 180 days thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and

      (2) thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a term of up to 180 days thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

    f.  Note.  As used herein, "Note" means that certain Credit Agreement dated August 25, 2000, by and between Borrower and Bank.

    g.  Regulation D.  As used herein, "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

    h.  Regulatory Development.  As used herein, "Regulatory Development" means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:

  a.
  A rate equal to two and one-half percent (2.50%) above Bank's LIBOR, (the "LIBOR Option"), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

  b.
  A rate equal to one-quarter percent (0.25%) above the "Prime Rate" as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the "Prime Rate Option").

3. LIBOR Option Advance. The minimum LIBOR Option Advance will not be less than One Million Dollars ($1,000,000) for any LIBOR Option Advance.

4. Payment of Interest on LIBOR Option Advances. Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

5. Bank's Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

6. Selection/Conversion of Interest Rate Options. At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option. At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR OPTION, and shall designate a LIBOR Period.

7. Default Interest Rate. From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum

(computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to the Note.

8. Prepayment. Bank is not under any obligation to accept any prepayment of any LIBOR Option Advance except as described below or as required under applicable law. Borrower may prepay a Prime Rate Option Advance at any time, without paying any Prepayment Amount, as defined below. Borrower may prepay any LIBOR Option Advance in increments of Five Hundred Dollars ($500.00) prior to the end of the LIBOR Period, as long as (i) Bank is provided written notice of such prepayment at least five (5) LIBOR Business Days prior to the date thereof (the "Prepayment Date"); and (ii) Borrower pays the Prepayment Amount. The notice of prepayment shall contain the following information: (a) the Prepayment Date; and (b) the LIBOR Option Advance which will be prepaid. On the Prepayment Date, Borrower shall pay to Bank, in addition to any other amount that may then be due on the Note, the Prepayment Amount. Bank, in its sole discretion, may accept any prepayment of a LIBOR Option Advance even if not required to do so under the Note and may deduct from the amount to be applied against the LIBOR Option Advance any other amounts required to be paid as part of the Prepayment Amount.

    The Prepaid Principal Amount (as defined below) will be applied to the LIBOR Option Advance being prepaid as Bank shall determine in its sole discretion.

    If Bank exercises its right to accelerate the payment of the Note prior to maturity based upon an Event of Default under the Note, Borrower shall pay to Bank, in addition to any other amounts that may then be due on the Note, on the date specified by Bank as the Prepayment Date, the Prepayment Amount.

    Bank's determination of the Prepayment Amount shall be conclusive in the absence of obvious error or fraud. If requested in writing by Borrower, Bank shall provide Borrower a written statement specifying the Prepayment Amount.

    The following (the "Prepayment Amount") shall be due and payable in full on the Prepayment Date:

    a.  If the principal amount of the LIBOR Option Advance being prepaid exceeds Seven Hundred Fifty Thousand Dollars ($750,000), then the Prepayment Amount is the sum of: (i) the amount of the principal balance of the LIBOR Option Advance which Borrower has elected to prepay or the amount of the principal balance of the LIBOR Option Advance which Bank has required Borrower to prepay because of acceleration, as the case may be (the "Prepaid Principal Amount"); (ii) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; (iii) Five Hundred Dollars ($500.00); plus (iv) the present value, discounted at the Reinvestment Rates (as defined below) of the positive amount by which (A) the interest Bank would have earned had the Prepaid Principal Amount not been paid prior to the end of the LIBOR Period at the Note's interest rate exceeds (B) the interest Bank would earn by reinvesting the Prepaid Principal Amount at the Reinvestment Rates.

    b.  If the principal amount of the LIBOR Option Advance being prepaid is Seven Hundred Fifty Thousand Dollars ($750,000) or less, then the Prepayment Amount is the sum of: (i) the principal amount of the LIBOR Option Advance which Borrower has elected to prepay or the principal amount of the LIBOR Option Advance which Bank has required Borrower to prepay because of acceleration due to an Event of Default under the Note, as the case may be (the "Prepaid Principal Amount"); (ii) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; plus (iii) an amount equal to two percent (2%) of the Prepaid Principal Amount.

    "Reinvestment Rates" mean the per annum rates of interest equal to one half percent (1/2%) above the rates of interest reasonably determined by Bank to be in effect not more than seven (7) days prior to the Prepayment Date in the secondary market for United States Treasury Obligations in amount(s)

and with maturity(ies) which correspond (as closely as possible) to the LIBOR Option Advance being prepaid.

    BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

______________________
BORROWER'S INITIALS

9. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

10. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Note.

11. Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

    (i)  In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

    (ii) No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

12. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank's obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

13. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.

    IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

Tier Technologies, Inc.		Imperial Bank
X	/s/ Laura B. DePole	X	/s/ Mike Hazlewood
By:	Laura B. DePole	By:	Michael Hazlewood
Title:	CFO/Secretary	Title:	Senior Vice President

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  Exhibit 10.39
FIRST MODIFICATION TO CREDIT AGREEMENT
RECITALS
AGREEMENT
LIBOR ADDENDUM TO CREDIT AGREEMENT